EXHIBIT 99.1


      AGGREGATE TOTALS FOR THE PERIOD JANUARY 1, 2004 TO DECEMBER 31, 2004



PRINCIPAL COLLECTIONS INFORMATION IN AUD (AND USD WHERE INDICATED) AGGREGATED TO THE DATE OF THE LAST PAYMENT

Principal amount of each class of USD notes as at the first day after the Payment date occurring during the collection period:
Class A2: USD 462,129,177
Class B1: USD 25,000,000

Aggregate coupon interest paid to noteholders of each class of notes Class A2: USD 8,743,127
Class B1: USD 560,888

Aggregate of Principal payments made in respect to each class of notes:
Class A2: USD 125,056,192
Class B1: USD 0

Aggregate Mortgage Principal Repayments received for the period:
Scheduled       AUD 4,932,157
Unscheduled     AUD 299,593,299

Aggregate of all redraws on housing loans:
AUD 69,851,725

Aggregate of outstanding balance of housing loans at the end of the period:
AUD 881,693,577

Aggregate Income of the trust for the period:        AUD 76,746,347
Aggregate Expenses of the trust for the period:      AUD 65,782,124

Interest rates for the period:

Class A2 Notes(average):            2.0500%
Class B1: Notes (average)           2.5500%

Delinquency and loss statistics with respect to the housing loans:

Loss:                      Nil
Delinquency:               0-29 days        1.53%
                           30 -59 days      0.60%
                           60+ days         0.74%


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